Exhibit 10(b)


              DESCRIPTION OF COMPENSATION ARRANGEMENTS WITH
                              EXECUTIVE OFFICERS


Item 1: With respect to June E. Drewry, Senior Vice President and Chief Knowledge and Technology Officer with an employment date of May 28, 1996,
LNC agreed that if, during the first three years of her employment, LNC terminated her employment for other than cause or causes a significant diminution in her job responsibilities, she will be eligible for one year of severance at her then current base salary.
                           ************************


Item 2: With respect to Richard C. Vaughan, Executive Vice President and Chief Financial Officer, LNC agreed to pay one year of his then base salary if the corporation terminates his employment between June 18, 1996 and age 55.
                           *************************


Item 3: Agreement dated January 1, 1997 by and between American States Financial Corporation and Robert A. Anker:

                                   AGREEMENT


     AGREEMENT made as of January 1, 1997, by and between American States Financial Corporation (hereinafter called "Company"), an Indiana corporation having its principal place of business in Indianapolis, Indiana, and Robert A. Anker (hereinafter called "Employee"):

                                  WITNESSETH:

     WHEREAS, Employee desires to render faithful and efficient service to Company; and

     WHEREAS, Company desires to receive the benefit of Employee's service;
and

     WHEREAS, Employee is willing to be employed by Company; and

     WHEREAS, Company deems it essential to formalize the conditions of Employee's employment by written agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Office. Company hereby employs Employee as its Chief Executive Officer, and Employee hereby agrees to serve Company in such capacity or in such other capacity as the Board of Directors of Company may from time to time designate.

     2. Term of Employment. Employee's employment shall be for the "Employment Period," with the term commencing on January 1, 1997 and ending on December 31, 1997. During the Employment Period, Employee's employment may be terminated for Cause as defined in Section 5. Employee's employment may continue by mutual agreement at the will of Company after the expiration of the Employment Period or Employee and Employer may extend this contract by mutual written agreement. During any such period of at will employment, the provisions of Sections 12, 15, 16 and 17 of this Agreement shall continue to apply as if the Employment Period under this Agreement had not ended.

     3. Incapacity. If during the Employment Period, Employee should be prevented from performing Employee's duties or fulfilling Employee's responsibilities by reason of any incapacity or disability that is reasonably expected to continue for a period of six (6) months or until death, then Company, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period.

     4. Death. The Employment Period shall automatically terminate upon the death of Employee.

     5. For Cause. For purposes of this Agreement, Cause means a determination by the Board of Directors of Company or the Chief Executive Officer of Lincoln National Corporation ("Lincoln"), made in good faith, without being bound by Company's progressive discipline policy for employees:

          a. that Employee has engaged in acts or omissions against Company, its parent company, or any of its subsidiaries constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or misfeasance;

          b. that Employee has been arrested or indicted in a possible criminal violation involving fraud or dishonesty;

          c. after due consideration and with prior written notice to the Employee, that Employee has performed poorly;

          d. that Employee has failed or refused to perform Employee's duties set forth in paragraph 6 hereof, or willfully failed to execute any reasonable instruction relating to Employee's duties with Company given him by the Board of Directors of Company, or the Chief Executive Officer of Lincoln, if either such failure or refusal is not corrected within ten (10) business days after Employee's receipt of written notification of such failure or refusal; or

          e. that Employee has intentionally and in bad faith acted in a manner which results in a material detriment to the assets, business or prospects of Lincoln, Company or the subsidiaries or affiliates of either of them.

     6. Responsibilities. During the period of Employee's employment, Employee shall devote Employee's entire business time and attention, except during reasonable vacation periods, to, and exert Employee's best efforts to promote, the affairs of Company, and shall render such services to Company as may be required by the Board of Directors of Company consistent with services required by virtue of the office set forth in paragraph 1 hereof and shall perform such other services as may now or hereafter be specified or enumerated in the By-Laws of Company consistent with such office. While employed by Company, Employee shall not, directly or indirectly, alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent or employee of any other company, be engaged in or concerned with any other duties or pursuits requiring Employee's personal services except with the prior written consent of the Board of Directors of Company. Nothing herein contained shall preclude the ownership by Employee of stocks or other investment securities. Nothing herein contained shall preclude service by Employee on boards of directors or trustees of charitable or other not-for-profit entities not engaged in any business competitive with the business of Company so long as such service does not materially interfere with Employee's responsibilities to Company.

     7. Compensation. During the Employment Period, Employee shall receive a base salary that shall be at an annual rate of not less than $565,000 payable in accordance with the payroll practices of Company as from time to time in effect with regard to executive personnel.

     8. Benefit Plans and Programs. During the Employment Period, Employee shall be eligible for participation in all benefit plans and programs made available by Company to its employees generally (other than Company's generally available severance program) and in those benefit plans and programs applicable to executives of the Employee's level to the extent Employee is not eligible for comparable benefits from Lincoln.

The bonus payable by Company for periods which include the Employment Period will be payable under the terms of Company's Executive Performance Incentive Compensation Plan ("EPIC"). Employee's performance goals and target and maximum awards are set out in Exhibit A. To the extent an EPIC bonus is payable in the form of stock, phantom stock, or stock units, it shall be awarded and payable in the form of (or, in the case of phantom stock or stock units, measured by reference to) Common Stock of Company.

Employee shall be entitled through March 31, 1998 to the benefit of Company's standard relocation package for executives at Employee's level.

     9. Stock Options and Restricted Stock Awards. Among the benefit plans and programs to be made available by Company to certain of its employees is Company's Stock Option Plan. Any options granted to Employee shall be options for Company Common Stock at the appropriate level for his position.

     10. Payments after Termination. If Employee's employment with Company terminates at the end of the Employment Period referred to in Section 2 hereof for reasons other than incapacity or death or Cause, Employee shall be entitled to all the following upon execution of a release satisfactory to Company and Lincoln ("Release"):

          a. Company shall pay to the Employee $600,000 in 26 equal biweekly installments;

          b. Employee shall become entitled to EPIC bonus payments as set out on Exhibit A;

          c. Employee shall be entitled to receive an early retirement benefit without adjustment for Employee's age;

          d. Employee shall be entitled to outplacement benefits through Right & Associates' standard program for executives or a similar firm approved by Company; and

          e. Employee shall be entitled to executive financial planning benefits for calendar year 1998. In the event that Employee's employment terminates prior to the end of the Employment Period due to death or disability, the amounts specified in subsections a, b and c above shall still be payable. If Employee's employment terminates during the Employment Period for the reasons specified in
Section 5c, upon execution of a Release, Employee shall be entitled to receive $285,000 in 26 equal biweekly installments and the benefit specified in subsection c above shall also be payable. If Employee's employment terminates during the Employment Period for the reasons specified in Section 5b, upon execution of a Release, the Employee shall be entitled to receive $285,000 in 26 equal biweekly installments. The amounts provided under subsections b and c above shall be payable only if the indictment or charges are dismissed or Employee is acquitted as a result of a trial.

     11. Expenses. During the Employment Period, Company shall allow Employee reasonable expense of travel and business entertainment incurred in the performance of Employee's duties hereunder, subject to the rules and regulations adopted by Company for the handling of such business expenses.

     12. Other Obligations of Employee. All payments to the Employee provided for under Section 10 of this Agreement or under the Executive Salary Continuation Plan of Company, the exercise of any options for stock of Company and the vesting or payment of any restricted stock (or restricted phantom stock or restricted stock units) of Company or Lincoln shall be subject, to the extent permitted by law, to Employee's compliance with the following provisions. (For purposes of this Section, Company and Lincoln shall be deemed to include their affiliates and subsidiaries.)

          a. Assistance in Litigation. At all times during and after the term of this Agreement, Employee shall, upon reasonable notice, furnish such information and proper assistance to Company or Lincoln as may reasonably be required by Company or Lincoln in connection with any litigation in which it is, or may become, a party.

          b. Confidential Information. At all times during and after the term of this Agreement, Employee shall not knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to Company or Lincoln or to any of the businesses operated by them. Employee acknowledges, understands and agrees that any amounts payable under this Agreement that have not been paid shall be immediately forfeited in the event Employee divulges or appropriates to Employee's own use or the use of any other person or organization, except as otherwise ordered by a court of competent jurisdiction, any secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln obtained during Employee's employment with Company or Lincoln. Employee recognizes and acknowledges that (1) all plans, systems, methods, designs, programs, procedures, books and records relating to the operations, practices and personnel of Company or Lincoln (whether instituted or commenced prior or subsequent to the date Employee was first employed by Company or Lincoln and whether or not devised, created or initially instituted by Company or Lincoln) and (2) all other records, documents and information concerning the business activities, practices and procedures, as they may exist from time to time, constitute and will constitute secret or confidential information or knowledge pertaining to the businesses of Company or Lincoln. The information and material described in this paragraph shall constitute secret or confidential information or knowledge only to the extent such information and material has remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction. The provisions of this Section 12b shall not be construed as prohibiting or limiting Company or Lincoln from pursuing any other remedies for the divulgence or appropriation or threatened divulgence or appropriation of secret or confidential information or knowledge relating to Company or Lincoln.

          c. Non-competition. During the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee will not act as a director, officer, employee, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation where his activities relate to any business competitive with Company or Lincoln; provided, however, that this prohibition shall not extend to the Property Casualty Reinsurance business. Employee specifically acknowledges that the geographic region to which this restriction applies is the same geographic region in which Employee personally was present and performed services for Lincoln during the past two (2) years. This restriction does not prohibit Employee from buying, selling, or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with Company or Lincoln. Neither Company nor Lincoln will object to Employee's service on the boards of other companies as a Director so long as there is no conflict with the terms of this subsection or subsection b above or e below. Employee may request an interpretation by the Chief Executive Officer of Lincoln of the applicability of this provision to specific activities in which Employee contemplates engaging.

          d. Non-solicitation. During the term of Employee's employment and for a period of three (3) years following the termination of the Employee's employment, Employee shall not directly or indirectly solicit or endeavor to entice away from Company or Lincoln any person who is employed with Company or Lincoln.

          e. Change in Control. During the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment, Employee agrees that neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A "proscribed activity" shall mean either (1) soliciting others to invest in the Common Stock of Lincoln for the purpose of effecting an acquisition of control of Lincoln or Employee's directly investing in more than 1% of the Common Stock of Lincoln or (2) using confidential information (as described in subparagraph b above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of Lincoln. The term "Control" shall be defined for purposes of this subparagraph to have the meaning of control contained in Ind. Code Ann. Sec. 27-1-23-1(e) (West, 1996).

          f. Consideration and Legal Action. As consideration for the receipt of the amounts payable under this Agreement, Employee acknowledges, understands and agrees that any such amounts that have not been paid will be immediately forfeited if Employee breaches any provision of this Section 12 during the term of Employee's employment and for a period of three (3) years following the termination of Employee's employment. Employee acknowledges that the restrictions contained in this Section 12 b, c, d and e are reasonable and necessary to protect the legitimate interests of Company and Lincoln; and that, therefore, Company or Lincoln shall be entitled to seek preliminary and permanent injunctive and other equitable relief (including, without limitation, and equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which Company or Lincoln may be entitled. Employee hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Indiana and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Section 12 or any related breach of this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper venue for filing and maintaining any such action or proceeding shall be in the State of Indiana.

     13. Effect of Termination of the Employment Period. Except as specifically provided in Sections 2, 10 and 12, this Agreement shall terminate upon the termination of the Employment Period. The obligations of the Employee under
Section 12 and the rights and remedies available to Company under that Section for any breach of such obligations, however, shall in all events survive.

     14. Notice. Any notice required to be given by Company hereunder to Employee shall be in proper form and signed by an Officer or Director of Company. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

          a. to Company if delivered to Lynda Van Kirk, Vice President, with a copy to Tom Ober, General Counsel, or, if mailed, certified or registered mail, postage prepaid, to the above-named individuals at American States Insurance Company, 500 North Meridian Street, Indianapolis, IN 46204; and a copy to George Davis, Senior Vice President, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, IN 46802.

          b. to Employee if delivered to Employee, or if mailed to him, certified or registered mail, postage prepaid, at 3603 West Hamilton Road, Fort Wayne, IN 46804.

     15. Alternative Dispute Resolution. With the exception of actions under Sections 12b, c, d and e of this Agreement, any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within sixty (60) days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any such controversy or dispute, regardless of the party by whom such controversy or dispute is initiated, Company shall, if written notice is given and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Employee in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such controversy or dispute; provided, however, that such expenses, fees and costs shall not be paid by Company unless and until the Employee is successful on the merits; further provided, however, that in the event such controversy or dispute is settled, the settlement agreement shall provide for the allocation of such expenses, fees and costs between the parties.

     16. Benefit. This Agreement shall bind and inure to the benefit of Company and the Employee, their respective heirs, successors and assigns.

     17. Conditions. This Agreement is effective upon the approval of the Agreement by the non-interested members of the Board of Directors of Company or its designated compensation committee. Should the aforementioned conditions not be satisfied, this Agreement shall become null and void and shall have no effect whatsoever on any previous agreement, expressed or implied, between Employee and Company.

     18. Effect on Previous Agreements. Should this Agreement become effective, it will supersede all employment related agreements between Employee and Company or Lincoln or their affiliates or subsidiaries.

     19. Amendments. This Agreement may only be amended by the written agreement of Employee and Company with the written approval of Lincoln.

     20. Severability. In case any part of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In lieu of any such illegal, invalid or unenforceable provision, there automatically will be added as part of this Agreement a legal, valid and enforceable provision as similar in terms and intent to such illegal, invalid or unenforceable provision as possible.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     American States Financial Corporation

                                     By:
                                     Name:    William J. Lawson
                                     Title:


                                     Employee

                                     By:
                                     Name:       Robert A. Anker
                                     Title:



                            EXHIBIT A

       Executive Performance Incentive Compensation Plan


     Performance     Threshold      Target        Maximum
      Cycle

     1996-1997       $174,825      $436,230       $765,900

These numbers were established taking into account Employee's actual Employment Period with Company during the Performance Cycle.

If employment terminates as set out in Section 10, Employee shall be entitled to receive a pro rata award for the 1997-1999 EPIC cycle.
                      ****************


ITEM 4: LNC's ongoing benefit obligations to Robert A. Anker as of and after the transfer of his employment from LNC to American states as set forth in letter dated January 10, 1997:


                        January 10, 1997



Mr. Robert A. Anker
Chairman & CEO
American States Insurance Company
500 North Meridian Street
Indianapolis, IN 46204



This letter outlines LNC's ongoing benefit obligations to you as of and after the transfer of your employment from LNC to American States. This is just a summary and is not intended to modify the terms of your employment agreement with American States nor to modify the terms of the specific plans.

LNC EVSP
     The LNC Compensation Committee has agreed to pay out all performance cycles in which you currently participate on a prorata basis based on your service as LNC COO through 12-31-96. This means that in 1997 you will be eligible for a full award for the 1994-1996 cycle. In 1998 you will be eligible to receive 2/3 of the award for the 1995-1997 cycle. In 1999 you will be eligible to receive 1/3 of the award for the 1996-1998 cycle. These awards have traditionally been paid in cash and LNC restricted stock and, as you know, the amount of the award for each cycle is determined by the Compensation Committee.

LNC Options
     Your outstanding LNC stock options will not be affected by the transfer and will continue to vest as provided in the option agreement.

LNC Restricted Shares and Restricted Phantom The Compensation Committee has the right to convert some or all of your restricted shares which are scheduled to vest on January 1, 1997 into phantom stock due to Internal Revenue Code section 162(m) -- the $1 million cap. Service with ASI will continue to count toward the vesting requirements of your restricted phantom shares.

LNC Deferred Compensation
     American States is a participating employer under the terms of this plan.

LNC Employees Savings and Profit Sharing Plan Upon transfer to American States, this account balance remains in the plan since the transfer of employment is not a "distributable event" and your account balance cannot be rolled into the American States plan. Any additional employer matching contribution declared by the LNC Board at its May 1997 meeting will be credited to your account under this plan.


LNC Employees Retirement Plan
     Currently, there is a liability under both the American States and the Non-Life retirement plans for your retirement benefit. At the end of 1997 there will be a transfer of assets between the Non-Life and American States plans so that your qualified benefit will be under the American States plan. Because this is a funded plan, this will not have any impact on the ultimate benefit.

LNC Excess Compensation Plan
     This is an unfunded plan which provides retirement benefits based on salary amounts in excess of $150,000 (as adjusted for cost of living). This liability will be transferred to American States.

LNC Supplemental Pension Plan
     This is also an unfunded plan which provides retirement benefits in excess of the IRC section 415 limits. To the extent that any benefits are payable from this plan, ASI will be responsible for making these payments since your participation will be transferred to the ASI plan.

LNC Executive Salary Continuation Plan
     Your participation will be transferred from this plan to the identical American States plan. This plan provides an additional monthly payment of 10% per month after retirement subject to the terms of the plan.

LNC Executive Severance Benefit Plan
     This is the plan which goes into effect in the event of a change of control of LNC. As CEO of American States, you will continue to be a participant.

Split Dollar Plan
     Currently this contract is between you and LNC, this contract will need to be amended so that it is consistent with those of the other officers of American States. There will be no change in the benefit.

LNC Medical for Retired Employees
     If you retire as of December 31, 1997, and at any time thereafter lose your coverage under another group health plan (including the American States Medical Plan for Retired Employees), you may elect to participate within 60 days of losing such coverage, but not later than your attaining age 65.


The receipt of amounts outlined above which are in addition to amounts to which you are otherwise entitled, is conditioned on your execution of an agreement and release provided to you by LNC upon termination of your employment. The terms of the agreement will be substantially identical to the ones set out in Section 12 of your Employment Agreement with American States effective January 1, 1997. The release will be the same one required by Section 10 of that Employment Agreement.
                            ****************

Item 5: Letter Agreement dated April 1, 1997 between American States Financial Corporation and Robert A. Anker:


American States Financial Corporation
500 North Meridian Street
Indianapolis, IN 46204


                                                 April 1, 1997

Robert A. Anker
3603 W. Hamilton Road
Ft. Wayne, IN 46804

Dear Bob:

                 Thank you for the substantial contributions you have made to the growth and success of American States Insurance Company ("ASI") and American States Financial Corporation ("ASFC"). As you know, we are seeking a buyer for ASFC, and during this transition, your continued service and loyalty are essential to ASI and ASFC. This letter sets forth our mutual agreement with respect to compensation and benefits matters that otherwise might be of concern to you during the transition. Our objectives are not only to reward you for your past service to ASI, but also to give you an added incentive to remain with ASI and help us reach our goals of achieving the highest possible return to ASFC shareholders and assuring an orderly transition. By fairly compensating you for the personal risk that the potential sale of ASFC entails, we seek to ensure your continuing dedication to your duties and that you will be in a position to work with and advise other ASI and ASFC officers and the Board concerning purchase proposals without being influenced by any uncertainties regarding your own situation.

                  As described in detail below, two types of benefits will be provided to you -- automatic change of control benefits and a retention incentive benefit. Retention incentive benefits will be payable after a change of control at the earlier of your completion of a specified period of employment or your termination of employment on or after the end of the term of your employment contract. Please note that the term "change of control" has a specific meaning for purposes of this letter agreement; the meanings of this term and certain other terms are set forth in Exhibit A to this letter.

                  Automatic Change of Control Benefits. Automatically upon a change of control of ASFC, you will be entitled to the following benefit enhancements:

                  1. Restricted phantom stock units granted to you under the Lincoln National Corporation 1986 Stock Option Incentive Plan will become 100% vested (i.e., nonforfeitable). You will be treated as a retiree under this Plan for all outstanding Options.

                  2. All Restricted Stock Awards and Dividend Equivalent Rights granted to you under the American States Financial Corporation Stock Option Incentive Plan ("ASFC Option Plan") will become 100% vested.

                  Retention Incentive Benefits/1997 Option Replacement. After a change of control of ASFC, you will be entitled to the following retention incentive benefit: upon the earlier of 12 months of employment after the change of control or the termination of your employment on or after the end of the term of your employment contract, you will receive a cash payment equal to a percentage of your base salary. The amount of the payment will be based on the sale price of ASFC common stock; if the price is $34.00 per share or less, the payment will be 50% of your base salary as of the date of this letter. Each $1.00 increase in the sale price of ASFC common stock above $34.00 per share will produce a payment equal to an additional 25% of your base salary as of the date of this letter, with linear interpolation between $1.00 increments. To illustrate this formula, if the sale price is $36.00 per share, you will receive 100% of your base salary; if the sale price is $40.00 per share, you will receive 200% of your base salary. There is no cap on the maximum benefit payable.

                  A retention incentive benefit will ordinarily be paid to you in cash within 30 days after you become entitled to the payment. Alternatively, you may elect within 14 days after the date of this letter to defer payment of all or a portion of the retention incentive benefit under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (or the successor to that plan) ("Deferred Compensation Plan"). To make a deferral election for the retention incentive benefit, please complete the election form attached to this letter as Exhibit B, and return the form to Lynda Van Kirk within 14 days from the date of this letter.

                  If there is no change of control of ASFC by March 31, 1998, the Retention Incentive Benefits set out above shall terminate as of such date.

                  Employment Contract. Except as otherwise specifically provided in this letter agreement, including Exhibit A, this agreement will not supersede or alter the terms of your employment contract in any manner.

                  Other. We will negotiate with any buyer of ASFC to have the buyer assume ASFC's liabilities to pay benefits to you under the Deferred Compensation Plan, if any. If the buyer is unwilling to accept that liability, we will assure that those benefits will be paid.

                  Taxes. To the extent that any of the benefits under this letter agreement are taxable to you, income and employment taxes will be withheld from the benefit payments you receive. If you incur any federal excise tax as a result of the payment of any of the benefits provided under this letter agreement (although we believe you will not), ASFC will make an additional cash payment to you to make you whole. That is, ASFC will pay you an amount equal to any federal excise tax you must pay, plus any income tax and employment taxes on the payment from ASFC for the excise tax. ASFC will pay the amount to you within 30 days after you present to the General Counsel of ASI either proof of payment of the excise tax or an assessment from the Internal Revenue Service for the tax.

                  If any amount becomes payable under this letter agreement while you are a covered employee as defined in section 162(m) of the Internal Revenue Code and the amount (either alone or in combination with other remuneration) would exceed the limit under that section, ASFC reserves the right to defer the payment until you are no longer a covered employee. In this case, the amount may be unilaterally deferred and credited with interest or other earnings in accordance with the terms of the Deferred Compensation Plan.


                  Mediation/Arbitration. Generally, ASFC, acting through the Compensation Committee of its Board or its Chief Executive Officer, will determine whether you are entitled to benefits under this letter agreement (for example, if you terminate employment, whether your termination was for good reason) and the amount of benefits to which you are entitled. If, however, you disagree with any determination regarding your eligibility for benefits or the amount of benefits, the dispute will be resolved through mediation. If mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon (or any other longer period to which you and ASFC agree), the dispute will be settled by arbitration. Please refer to Exhibit A for a description of the arbitration rules that will apply, including the rules for payment of your expenses by ASFC if you are successful in the arbitration.

                  Release and Agreement. In consideration for the benefits provided in this letter agreement, prior to the receipt of these benefits, you must sign a release in the form acceptable to ASFC waiving all claims or potential claims against ASI, ASFC, Lincoln National Corporation ("LNC") or any affiliate. In addition, by accepting this letter agreement, you agree to release and waive all rights to any Options granted to you under the ASFC Option Plan which have not vested before the change of control. By accepting this letter agreement, you also agree to retain in confidence any confidential information regarding ASI, ASFC, LNC or any affiliate that you became privy to during your employment, unless you are required by law to divulge that information.

                  Board Approval. Because the process of seeking a buyer for ASFC has been evolving very rapidly, and we are eager to provide you with assurance concerning your own situation, we are providing this letter agreement to you before obtaining formal approval of the Compensation Committee of the Board and the Board. Therefore, you should be aware that this agreement is being offered to you subject to the approval of the Compensation Committee and the Board.

                  We are pleased to provide you with the benefits described in this letter agreement in recognition of your service and dedication to ASI and ASFC. Please sign the attached copy of this letter to confirm your acceptance of this agreement and the benefits provided for you. Kindly return the copy of the letter with your signature to Lynda Van Kirk by the close of business on April 3, 1997.

                                   Sincerely,


                                   William J. Lawson
                                   President
                                   American States Financial Corporation

                  In consideration of the foregoing, I,________________ _______________, hereby accept the benefits provided under this letter agreement, and I accept and agree to be bound by the terms of this letter agreement. Moreover, I release and waive all my rights to any Options granted to me in 1996 under the ASFC Option Plan that are unvested on the date of a change of control. I further agree that such Options shall automatically be canceled and become null and void upon the occurrence of a change of control.

-----------------                             ---------------------------------
Date                                          Signature of Employee




                                Exhibit A
                      Definitions and Special Rules

I. Definitions. As used in the letter agreement, the following terms have the following meanings.

                  1. Affiliate. "Affiliate" means any corporation which directly or indirectly controls or is controlled by or is under common control with ASI, ASFC or LNC. For purposes of this definition, control means the power to direct or cause the direction of management and policies of a corporation through the ownership of voting securities.

                  2. Change of Control. "Change of control" means the acquisition by any individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of common stock of ASFC; provided, however, that the following acquisitions shall not constitute a change of control: (a) any acquisition directly from ASFC other than an acquisition by virtue of the exercise of a conversion privilege, (b) any acquisition by ASFC, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by ASFC, or any entity controlled by ASFC.

                  3. Per Share Price . "Per share price paid for ASFC common stock in the change of control" or "sale price of ASFC common stock" means the per share price of ASFC common stock paid by the purchaser in the transaction giving rise to the change of control.

II.      Special Rules.

                  1. Arbitration. Any arbitration under the letter agreement shall be conducted in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any controversy or dispute, regardless of whether the employee or ASFC initiates the controversy or dispute, if the employee provides written notice and presents appropriate vouchers, ASFC will pay all of the employee's legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the employee in connection with the controversy or dispute (i.e., the bringing, prosecuting, defending, litigating, negotiating, or settling of it), but only if (and after) the employee is successful on the merits in the arbitration. Furthermore, if the controversy or dispute is settled, the settlement agreement will provide for the allocation of such expenses, fees and costs between the employee and ASFC.

                  2. Successors. References to ASI and ASFC in the letter agreement, including this Exhibit to the letter agreement, shall include and apply to any successor to or assign of ASI or ASFC. Furthermore, the obligations under the letter agreement shall be binding upon and inure to the benefit of the employee, his beneficiary or estate, ASI or ASFC and any successor to ASI or ASFC.
                         *************************


Item 6: Agreement, Waiver and General Release, signed by Robert A. Anker on January 16, 1998 (effective January 24, 1998) and accepted by Lincoln National Corporation and American States Financial Corporation:


                   AGREEMENT, WAIVER AND GENERAL RELEASE

          This Agreement, Waiver and General Release ("Agreement") is made and entered into by and between Robert A. Anker (hereinafter referred to as "Employee"), American States Financial Corporation and Lincoln National
Corporation, each corporation on behalf of itself and its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (such subsidiaries or persons affiliated or connected with American States Financial Corporation hereinafter collectively referred to as "ASFC," and all other such affiliates, subsidiaries or persons hereinafter collectively referred to as "Lincoln"), and shall become effective eight (8) days after the date of execution hereof by Employee.

                                  RECITALS

A. Employee and ASFC entered into an Employment Agreement dated as of January 1, 1997 (the "Employment Agreement") which specifies that Employee will be entitled to certain payments and other benefits during and at the end of the Employment Period (as defined in the Employment Agreement).

B. Employee and ASFC entered into a "Letter Agreement" dated April 1, 1997, which specifies that Lincoln and ASFC shall provide automatic change of control, retention incentive and certain other benefits (with the amount of Employee's Retention Incentive Benefits/1997 Option Replacement acknowledged in Exhibit A hereto) to Employee in the event of a "Change of Control" of ASFC (as defined in Exhibit A of the Letter Agreement), subject to the conditions set forth in the Letter Agreement.

C. Employee received a letter dated January 10, 1997 from Ian M. Rolland, Chief Executive Officer of Lincoln (hereinafter referred to as the "January 10, 1997 Letter") outlining certain of Lincoln's ongoing benefit obligations to Employee.

D. The parties have agreed and acknowledged that the Employment Period will end, and Employee's employment with ASFC will cease at the end of the last day of calendar year 1997 (December 31, 1997), and that at (or prior to) that time, Employee shall no longer be an officer or director of ASFC or Lincoln, nor shall he serve as an agent, trustee or fiduciary or in any similar capacity for ASFC, Lincoln or any of their respective profit-sharing or other employee benefit or welfare plans, although, with respect to Lincoln, Employee shall continue to be a person to whom the restrictions of Section 16b of the Securities Exchange Act of 1934 apply for a period determined under the Securities Exchange Act.


E.        A Change of Control with respect to ASFC has occurred.

          In consideration of the premises and mutual promises and agreements of the parties contained herein, it is agreed as follows:

1. Employee shall receive those automatic change of control, retention incentive and other benefits specified in the Letter Agreement upon the occurrence or fulfillment of the conditions for the payment or provision of any particular benefit as are set forth in the Letter Agreement. This Agreement constitutes the agreement and release referred to in the Employment Agreement, the Letter Agreement and the January 10, 1997 Letter and is acceptable and satisfactory to ASFC and Lincoln.

2. Employee and Lincoln hereby agree that payment for the Lincoln phantom stock units currently credited to Employee and of Employee's account under the Lincoln National Corporation Executive Deferred Compensation Plan (such payments hereinafter collectively referred to as "Lincoln Deferred Compensation Payments") shall commence upon the first day of the month on or next following the fourth anniversary of the Change of Control of ASFC and shall be made in non-annuity monthly installments over a period of 120 months, as acknowledged in an attachment to this Agreement.

3. Employee, for and in consideration of the payment or provision of the benefits specified in the Letter Agreement and the agreement set forth in Paragraph 2, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, ASFC and Lincoln from all charges, complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, accounts, covenants, contracts, agreements, claims, damages and demands of any nature whatsoever, known or unknown, in law or in equity ("Claim" or "Claims"), which against them Employee at any time heretofore ever had, owned, or held or claimed to have had, owned, or held or which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee can, shall or may have, or which Employee's heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Employee's employment and/or the termination of his employment with ASFC.

4. Paragraph 3 above includes, but is not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract or other law of the State of Indiana, (including, but by no means limited to, claims arising out of or alleging breach of contract, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, actual or constructive fraud), under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., as amended, under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C. 2601, et seq., under 42 U.S.C. Section 1981, under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Indiana, or any political subdivision of the State of Indiana.


5. Employee knowingly and voluntarily specifically waives any rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended and, more specifically, any right or claim under 29 U.S.C. 626. Employee specifically states and acknowledges that:

          A. This waiver is part of an Agreement written in a manner calculated to be understood by him.

          B. He does not waive rights or claims that may arise after the date that this Agreement is executed.

          C. He is receiving consideration in addition to anything of value to which he would already have been entitled prior to executing this Agreement; specifically, Employee will receive the benefits set forth in the Letter Agreement only if he waives the rights and claims in Paragraph 3 above by signing this Agreement and not revoking it within the seven-day period described in Paragraph 6 below.

          D. He has been and is hereby advised, in writing, to consult an attorney prior to executing this Agreement.

          E.   He  further  acknowledges  that he has been  given a period of at
               least   twenty-one  (21)  days  within  which  to  consider  this
               Agreement.

6. It is provided that for a period of seven (7) days following the execution of this Agreement, Employee may revoke said Agreement by notice to ASFC. Further, this Agreement shall not become effective or enforceable until the revocation period has expired.

7. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall, nor shall any provision of this Agreement be interpreted or applied so as to:

          A. Provide for the forfeiture or deny Employee the right to payment of any benefit under (i) any employee benefit plan (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 as amended, 29 U.S.C. 1001, et seq.) maintained by ASFC or Lincoln, or (ii) any other bonus or benefit plan or arrangement maintained by ASFC or Lincoln that is listed in the Agreement and Plan of Merger dated June 6, 1997 by and among ASFC, SAFECO Corporation and ASFC Acquisition Co. as such plan or arrangement is in effect on the date of the Change of Control of ASFC, provided that Lincoln shall have no responsibility or liability to fund or provide funding for any such benefit after the date of the Change of Control of ASFC to the extent that the benefit is payable under a plan or arrangement maintained by ASFC or under which ASFC is or was a participating or adopting employer and except to the extent (a) that the Letter Agreement specifically provides that a benefit to be provided under the Letter Agreement shall replace and be paid in lieu of a benefit provided under any other plan or program maintained by ASFC or Lincoln, or (b) any benefit ceases to be paid or payable under Paragraph 15 as a result of a breach of this Agreement.


          B. Supersede, nullify, replace or alter any terms of the Letter Agreement or the January 10, 1997 Letter.

          C. Supersede, nullify, replace or alter any terms of the Employment Agreement entered into by Employee and ASFC as of January 1, 1997, except to the extent the Letter Agreement specifically provides that a benefit to be provided under the Letter Agreement shall replace and be paid in lieu of a benefit provided under the Employment Agreement or the terms of the Letter Agreement otherwise specifically supplement or specifically supersede the terms of the Employment Agreement.

          D. Release, acquit or discharge ASFC or Lincoln from, and each of ASFC and Lincoln agrees to provide to Employee, indemnification and related rights with respect to expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement, actually incurred by him, arising out of his employment with ASFC or Lincoln, service as a director, officer, agent, representative fiduciary or trustee of any such company or affiliated company or any of their respective pension, profit-sharing or other employee benefit or welfare plans, to the extent and on the same terms and conditions as provided in the Articles of Incorporation, Bylaws or indemnification provisions or agreements of ASFC, or Lincoln or under any applicable law.

          E. Release, acquit or discharge any person or entity from any rights or claims which Employee may now or hereafter have with respect to policies of errors and omissions, directors and officers liability, fiduciary liability or any similar insurance coverage carried for the benefit of its employees, officers and directors of ASFC, Lincoln or any of their respective affiliates.

          F. Bar Employee from asserting any and all claims he may have against ASFC or Lincoln as a defense or compulsory counterclaim (as described in Indiana Trial Rule 13) to the extent, and only to the extent, that such compulsory counterclaim offsets any recovery by ASFC and/or LNC to any action or proceeding brought by ASFC or Lincoln, against Employee to recover damages or other relief related to or connected with his employment by or service as a director, officer, agent, representative, fiduciary or trustee of ASFC, Lincoln, or any of their respective profit-sharing, employee benefits or welfare benefit plans, to the same extent as if this Agreement had not been signed, provided, however, that Employee may not assert any such claim as a defense with respect to any action or proceeding brought by ASFC or Lincoln against Employee under this Agreement or to the extent of Employee's continuing obligations thereunder, the Employment Agreement, Letter Agreement or the January 10, 1997 Letter.


8. Employee warrants and represents that in executing this document he does so with full knowledge of any and all rights which he may have with respect to all matters released. Employee further understands, acknowledges and agrees that the payment of any consideration is not an admission of liability on the part of ASFC or Lincoln, but to the contrary, represents a negotiated compromise and agreement. This Agreement, shall not in any way be interpreted to render Employee a "prevailing party" for any purpose, including, but not limited to, an award of attorney's fees under any statute or otherwise.

9. Employee represents that he has not filed any complaints or claims against ASFC or Lincoln with any local, state or federal court or agency, that Employee will not do so at any time hereafter for claims which arose prior to the date he signs this Agreement, and that if any such court or agency assumes jurisdiction of any complaint or claim against ASFC or Lincoln which arose prior to the execution of this Agreement, he will immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to ASFC and Lincoln to enter into this Agreement, except as contemplated by Paragraph 7.F. above, Employee covenants and agrees not to sue, or join with others in suing, ASFC or Lincoln on any of the released Claims.

10. Employee, due to the knowledge and information he possesses gained as a result of his employment with ASFC and Lincoln hereby agrees to make himself available, at reasonable times, and upon reasonable notice, to cooperate, consult, testify, etc. as may be reasonably requested by ASFC or Lincoln with respect to current and future legal actions including but not limited to litigation, arbitrations, mediation, administrative, and/or regulatory proceedings in which ASFC and Lincoln is a party. ASFC and Lincoln will pay Employee for the reasonable value of his time with the express understanding that any such payment is not made for or as an inducement to the substance of his testimony.

11. Employee, ASFC and Lincoln represent and acknowledge that the terms, obligations and commitments set forth in the Employment Agreement, the Letter Agreement and the January 10, 1997 Letter continue to apply in accordance with the terms of such agreements, except as specifically and expressly agreed otherwise in writing, and, notwithstanding any other provision of this Agreement, Employee, ASFC and Lincoln shall comply with all of the terms specified in the Employment Agreement, the Letter Agreement and the January 10, 1997 Letter that continue to apply, including obligations or commitments that survive the termination of any such agreement.

12. Employee warrants and represents that no other person or entity has any interest in the matters released and that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.


13. Employee represents and acknowledges that he is not relying and has not relied on any representation or statements made by ASFC or Lincoln, or any of them, with respect to any of the matters released or with regard to his rights or asserted rights in connection therewith. Employee hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating thereto.

14. Employee represents and agrees that he shall not communicate the terms of this Agreement and that he will not hereafter disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity, other than representatives of ASFC or Lincoln, for any purpose whatsoever without prior written permission from ASFC and Lincoln, except to Employee's spouse, and to the extent necessary to an out placement firm or counselor, Employee's attorney, tax preparer, accountant, the trustees of any trust of which the Employee is either a settlor or a beneficiary, other financial advisor, or as required by law. Employee shall inform any such individual to whom he discloses any such information of the confidential nature thereof, and shall request that such individual agree to maintain the information in confidence and refrain from any further disclosure.

15. If any provision of this Agreement is breached or violated by Employee in any material respect, all payments then being made to Employee by ASFC and Lincoln under the Letter Agreement and the Lincoln Deferred Compensation Payments then being made shall immediately stop. In the event Employee cures such breach to the reasonable satisfaction of ASFC and Lincoln within a reasonable period of time, payments under the Letter Agreement and the Lincoln Deferred Compensation Payments shall resume, and any such payments that would have been made during the interim between the breach and the cure shall be made as soon as practicable after ASFC and Lincoln determine that the cure is satisfactory. Following the breach and failure to cure, however, no additional benefits shall be paid or provided to Employee under the Letter Agreement and no additional Lincoln Deferred Compensation Payments shall be made.

16. This Agreement may not be introduced in evidence or relied on by either party in subsequent legal proceedings except only proceedings alleging or arising out of, and seeking redress for breach of the terms hereof.

17. Each of ASFC and Lincoln hereby represent and warrant that as of the date of Employee's execution of this Agreement, there are no written or unwritten agreements, between ASFC and/or Lincoln, as the case may be, on the one hand and any affiliate of either one of them, on the other hand, that would materially alter any term of the Employment Agreement, the Letter Agreement, the January 10, 1997 Letter or this Agreement, or the rights or obligations of the Employee hereunder.

18. ASFC agrees that the proper interpretation of the Letter Agreement is that the cash payment described under the heading "Retention Incentive Benefits/1997 Option Replacement" shall be paid not earlier than January 1, 1998 and not later than thirty (30) days after Employee shall become entitled thereto.


19. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, administrators, personal representatives, successors and assigns, and shall be binding upon and inure to the benefit of ASFC and Lincoln and each of them, and to their respective, successors and assigns, as the case may be.

20. This Agreement is made and entered into in the State of Indiana, and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said State. Should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected thereby and they shall retain their full force and effect, and said null, void, inoperative, illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

21. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior negotiations, agreements or understandings between the parties hereto pertaining to the subject matter hereof, except to the extent specifically provided otherwise above. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.


                  PLEASE READ CAREFULLY. THIS AGREEMENT, WAIVER
                      AND GENERAL RELEASE INCLUDES A GENERAL
                     RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

                               AFFIRMATION OF RELEASOR

          I warrant that this Agreement reflects the entire settlement between myself and ASFC and Lincoln. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against ASFC and Lincoln, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.


Dated:________________, 1997                 __________________________________
                                             Employee

STATE OF __________)
                       ) SS:
COUNTY OF__________)


          Subscribed and sworn to before me, a Notary Public in and for
said County and State, this                       day of
                            , 1997.

                                              ---------------------------------
                                              Notary Public

My Commission Expires:
County of Residence:


                            ACCEPTANCE OF LINCOLN


          The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation and represents and warrants that he has all necessary corporate authority to do so.


Dated:________________, 1997                  ________________________________
                                              Ian M. Rolland, Chairman and CEO


STATE OF____________  )
                      ) SS:
COUNTY OF __________ )

          Subscribed and sworn to before me, a Notary Public in and for said County and State, this _________ day of ___________________________, 1997.


                                              ---------------------------------
                                              Notary Public
My Commission Expires:________________
County of Residence:__________________

                               ACCEPTANCE OF ASFC


          The undersigned accepts the foregoing Agreement on behalf of American States Financial Corporation and represents and warrants that he has all necessary corporate authority to do so.


Dated:______________, 1997                   __________________________________
                                             Roger H. Eigsti, Chairman and CEO


STATE OF____________  )
                      ) SS:
COUNTY OF __________ )


          Subscribed and sworn to before me, a Notary Public in and for said County and State, this ___________ day of _______________________, 1997.



                                             -----------------------------------
                                              Notary Public

My Commission Expires:_____________
County of Residence:_______________




                               ACKNOWLEDGMENT

Employee and Lincoln hereby acknowledge their mutual understanding and agreement as set forth in the Agreement to which this Acknowledgment is attached that, in consideration for the premises set forth in the Agreement, payment for the Lincoln phantom stock units currently credited to Employee and of Employee's account under the Lincoln Deferred Compensation Plan shall commence on the first day of the month on or next following the fourth anniversary of the Change of Control of ASFC and shall be made in non-annuity monthly installments over a period of 120 months. And Ian M. Rolland hereby represents and warrants that he has all necessary corporate authority to execute this Acknowledgment.

Dated:________________, 1997                   _________________________________
                                               Employee

Dated:________________, 1997                   _________________________________
                                               Ian M. Rolland, Chairman and CEO




STATE OF____________  )
                      ) SS:
COUNTY OF __________ )

          Subscribed and sworn to before me, a Notary Public in and for said County and State, this ______ day of ________________, 1997 by Robert A. Anker.


                                             -----------------------------------
                                             Notary Public

My Commission Expires:_________________
County of Residence:___________________



STATE OF____________  )
                      ) SS:
COUNTY OF __________ )

          Subscribed and sworn to before me, a Notary Public in and for said County and State, this _______ day of _____________, 1997 by Ian M. Rolland.


                                             ----------------------------------
                                             Notary Public

My Commission Expires:________________
County of Residence:__________________



                                    EXHIBIT A



             Acknowledgment of Amount of Retention Incentive/
                         1997 Option Replacement
              Pursuant to Letter Agreement Dated April 1, 1997


The parties acknowledge that pursuant to the Letter Agreement dated April 1, 1997, Employee shall receive as his Retention Incentive Benefits/1997 Option Replacement, an amount equal to $2,118,750, representing 3.75 times his current base salary of $565,000.

                         **************************

Item 7    Increased Compensation to Bernard Brown to Market Value

On March 11, 1998, the Compensation Committee ("Committee") concluded that the proposed target total direct compensation amount for Bernard Brown was too low relative to similar Corporate positions in the United States. The Total Direct Compensation for Mr. Brown was decided in the amount of $704,000 which represents a 50% blend in both the U.S. and U.K. market data.

                      ******************************
Item 8    Payments to Ian Rolland Upon Retirement

On March 11, 1998, the Compensation Committee ("Committee") agreed that upon Ian Rolland's retirement he would receive a payment representing pro rata shares of the 1996-1998, 1997-1999 and 1998-2000 Executive Value Sharing Plan ("EVSP") cycles under the Lincoln National Corporation 1997 Incentive Compensation Plan ("ICP")and the predecessor 1994 Amended and Restated Lincoln National Corporation Executive Value Sharing Plan ("1994 Plan"). In recognition of Mr. Rolland's significant contributions to developing and implementing the steps necessary for the future strategic direction of the Corporation the Committee and Mr. Rolland agreed that he would receive $3,750,000 representing full payment for performance cycles referred to above. The value of all restricted stock units were paid to Mr. Rolland in cash within thirty (30) days after the units vested on January 1, 1999. All other deferred compensation obligations under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees were discharged through a lump sum payment to Mr. Rolland upon his retirement. Mr. Rolland and the Committee agreed that the payment of $4,657,000 and the payout of the restricted stock units fully satisfied the Corporation's EVSP bonus obligations to him under both the 1994 Plan and the ICP


                     ***********************************

Item 9   Compensation to Ian Rolland for Services Performed After Retirement

The Board of Directors agreed on May 14, 1998, that Ian Rolland would serve as Chairman of the Board of Directors of the Corporation after his retirement as Chief Executive Officer of the Corporation on July 1, 1998, and would continue to represent the Corporation on the Board of the American Counsil of Life Insurance. Mr. Rolland received $100,000 for services rendered in two equal payments on August 31, 1998 and November 30, 1998.

                     **********************************
Item 10   Bonus Awards to Ian Rolland and Jon Boscia

On June 30, 1998, the Compensation Committee approved bonus award amounts for both Jon Boscia and Ian Rolland of $124,000 and $907,000 respectively.
                     **********************************

Item 11: On August 13, 1997, the LNC Compensation Committee cancelled the options of Jeffrey J. Nick under the Cannon Lincoln Limited Phantom Stock Plan and awarded Mr. Nick credit in the amount of $2,530,659 under the LNC Executive Deferred Compensation Plan for Employees. Provided, however, that Mr. Nick will have a vested interest in such amount as follows:

 $1,146,042 shall vest as of January 1, 1999; $ 461,539 shall vest as of January 1, 2000; $ 461,539 shall vest as of January 1, 2001; $ 461,539 shall vest as of January 1, 2002;

(or, if earlier, on the first to occur of the date of death, disability, or a resignation within two years of a change in control of the Corporation).
                     ***********************************
Item 12 Agreement, Waiver and General Release, signed by Jeffrey J. Nick on June 4, 1999 and accepted by Lincoln National Corporation:

                      AGREEMENT, WAIVER AND GENERAL RELEASE

          This Agreement, Waiver and General Release ("Agreement") is made and entered into on , 1999 by and between Jeffrey J. Nick (hereinafter referred to as "Mr. Nick"), and Lincoln National Corporation, their affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (hereinafter individually and collectively referred to as "LFG"), and shall become effective eight (8) days after the date of execution hereof by Mr. Nick.

                                    RECITALS

A. Mr. Nick has been employed with LFG from April 17, 1989 and tendered his resignation attached as Exhibit A.

B. Mr. Nick and LFG have carefully explored this situation and in spirit of compromise have agreed to enter into the following Agreement.

          In consideration of the premises and mutual promises and agreements of the parties contained herein, it is agreed as follows:

1. Mr. Nick will receive as severance Four Hundred Sixty Thousand Dollars and no/100 ($460,000), paid bi-weekly, less applicable withholding taxes and deductions, which includes any amounts due under the LNC Employees' Severance Pay Policy Plan.

2. Mr. Nick's employee medical, dental and life benefit elections shall continue until July 1, 1999. At that time, Mr. Nick's COBRA elections period commences.

3. Mr. Nick will be paid Three Hundred Sixty-Eight Thousand Dollars and no/100 ($368,000) which is a pro rata share of his 1999 EVSP bonus, less applicable taxes, paid within one week after this Agreement becomes effective.

4. Mr. Nick's outstanding unvested non-qualified Lincoln stock options will be vested as of July 1, 1999 and will be exercisable until October 1, 1999. His 1997 restricted stock grant of 4586 shares will be vested as of August 2, 1999 and the dividend equivalent rights will be paid out in cash as of that date. All of his restricted phantom units and dividend equivalent rights (20,918.2527 units in total as of May 13, 1997) will vest as of August 2, 1999 and will be paid out in a lump sum by August 9, 1999.

5. The 18,000 restricted shares that Mr. Nick was granted under the Long Term Incentive Plan will be forfeited.

6.        Mr. Nick will be paid any accrued and unused managed time as of July
          1, 1999.

7. Mr. Nick shall receive the career transition assistance plan for Key Executives from Right Management Consultants.

8. Mr. Nick will be eligible for up to $10,000 for financial planning through 1999 and up to $1,000 for tax return preparation assistance for the 1999 tax year.

9. Mr. Nick's split dollar policy will be cancelled. He will be reimbursed for any taxes he incurs as a result of such cancellation on a "grossed up" basis.

10. Mr. Nick, for and in consideration of receiving the above, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, LFG from all charges, complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, accounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity ("Claim"or"Claims"), which against them Mr. Nick at any time heretofore ever had, owned, or held or claimed to have had, owned, or held or which Mr. Nick now has, owns, or holds, or claims to have, own, or hold, or which Mr. Nick can, shall or may have, or which Mr. Nick's heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Mr. Nick's employment and/or the termination of his employment with LFG.

 11. Paragraph 10 above includes, but is not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract, or other laws of the State of Indiana or the Commonwealth of Pennsylvania (including, but by no means limited to, claims for unemployment compensation and claims arising out of or alleging breach of contract, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud [actual or constructive]), defamation [libel or slander], under the Age Discrimination in Employment
          Act of 1967, 29 U.S.C.ss.621, et seq., as amended by the Older Worker's Benefit Protection Act ("OWBPA"), under Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C.ss.2601, et seq., under 42 U.S.C.ss.1981, under the Fair Labor Standards Act, 29 U.S.C.ss.201, et seq., under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination in employment,
          or under any other laws,  ordinances,  executive  orders,     rules,
          regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Indiana and the Commonwealth of Pennsylvania, or any political subdivision of the State of Indiana and the Commonwealth of Pennsylvania.

12. Mr. Nick knowingly and voluntarily specifically waives any rights or claims arising under 29 U.S.C.621 et seq., as amended by the OWBPA and, more specifically, any right or claim under 29 U.S.C.626. Mr. Nick specifically states and acknowledges that:

          A. This waiver is part of an Agreement written in a manner calculated to be understood by him.

          B. He does not waive rights or claims that may arise after the date that this Agreement is executed.

          C. He is receiving consideration in addition to anything of value to which he would already have been entitled prior to executing this Agreement.

          D. He has been and is hereby advised, in writing, to consult an attorney prior to executing this Agreement.

          E. He further acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement.

  13. It is provided that for a period of seven (7) days following the execution of this Agreement, Mr. Nick may revoke said Agreement by notice to LFG. Further, this Agreement shall not become effective or enforceable until the revocation period has expired.

 14. Mr. Nick warrants and represents that in executing this document he does so with full knowledge of any and all rights which he may have with respect to all matters released. Mr. Nick further understands, acknowledges and agrees that the payment of any consideration is not an admission of liability on the part of LFG, but to the contrary, represents a negotiated compromise and agreement. This Agreement, shall not in any way be interpreted to render Mr. Nick a "prevailing party" for any purpose, including, but not limited to, an award of attorney's fees under any statute or otherwise.

15. Mr. Nick represents that he has not filed any complaints or claims against LFG with any local, state or federal court or agency, that Mr. Nick will not do so at any time hereafter for claims which arose prior to the date he signs this Agreement, and that if any such court or agency assumes jurisdiction of any complaint or claim against LFG which arose prior to the execution of this Agreement, he will immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to LFG to enter into this Agreement, Mr. Nick covenants and agrees not to sue, or join with others in suing, LFG on any of the released Claims.

16. Mr. Nick, due to the knowledge and information he possesses which was gained as a result of his employment with LFG, hereby agrees to make himself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions including but not limited to litigation, arbitrations, mediation, administrative, and/or regulatory proceedings in which LFG is a party. LFG will pay Mr. Nick for the reasonable value of his time with the express understanding that any such payment is not made for or as an inducement to the substance of his testimony.

17. Mr. Nick will be entitled to indemnification by LFG to the extent permitted by its bylaws on the same basis as the indemnification provided to other former officers. Mr. Nick will be entitled to coverage under LFG's directors and officers liability insurance policy on the same basis as the coverage provided to other former officers.

18.       As a result of Mr. Nick's  positions as Chief  Executive  Officer of
          both Lincoln  National  Investment  Companies,  Inc. and   Delaware
          Management Holdings, Inc. and his service on LFG's Senior Management Committee since May of 1995, he has been instrumental in developing the strategic direction of LFG's investment management businesses and has participated in the development of LFG's overall strategic direction. He also has developed, obtained or learned specific confidential information and trade secrets which are the property of LFG. Mr. Nick hereby covenants and agrees to use his best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, strategies, plans or any information of whatever nature, in the possession or control of LFG which has not or have not been published or disclosed to the general public or which gives LFG an opportunity to obtain an advantage over competitors who do not know or use it.

19.       For a period of two (2) years  following  the  execution  of this
          Agreement,  Mr. Nick will not act as a director,  officer,   employee,
          agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation whose principal activity is competitive with LFG's third party investment management businesses, including but not limited to those set out in Exhibit A, nor will he directly or indirectly solicit or endeavor to entice away from LFG any person who is currently employed by LFG or any current wholesale/institutional customer of LFG's investment management businesses. Mr. Nick specifically acknowledges that the geographic region to which this restriction applies is national in scope since that is the region in which Mr. Nick performed services for LFG during the past two years. This restriction does not prohibit Mr. Nick from buying, selling, or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with the LFG investment management businesses which are setout in Exhibit A. LFG will not object to Mr. Nick's service on the boards of other companies as a director so long as there is no conflict with the terms of this paragraph. Mr. Nick may request a waiver by the Chief Executive Officer of LFG ("CEO") of the applicability of this provision to specific activities in which Mr. Nick contemplates engaging, in which case such waiver request will be considered by the CEO in good faith, taking into consideration all of the facts and circumstances.

20. For a period of three (3) years following the termination of Mr. Nick's employment, he agrees that neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A "proscribed activity" shall mean either (1) soliciting others to invest in the common stock of Lincoln National Corporation ("LNC") for the purpose of effecting an acquisition of control of LNC or his directly investing in more than 1% of the common stock of LNC or (2) using confidential information or trade secrets (as described in Paragraph 18 above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC. The term "Control" shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. Sec.
          27-1-23-1(e) [Burns, 1998 Supp.].

21. Mr.Nick will receive as consideration for his covenants and agreements contained in Paragraphs 19 and 20 of this Agreement the lump sum payments of Two Hundred Seventy-three Thousand Dollars and no/100 ($273,000) on July 1, 2000, and July 1, 2001. Mr. Nick acknowledges, understands and agrees that all amounts that have not been paid will be immediately forfeited if he breaches any provision specified in Paragraphs 18, 19 or 20 during the term specified in each paragraph. Mr. Nick acknowledges that the restrictions contained in such paragraphs are reasonable and necessary to protect the legitimate interests of LFG; and that, therefore, LFG shall be entitled to
          seek  preliminary  and  permanent  injunctive  and other    equitable
          relief (including, without limitation, an equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which LFG may be entitled. Mr. Nick hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Indiana and Commonwealth of Pennsylvania and of any Federal court located in such state or commonwealth in connection with any action or proceeding arising out of or relating to this Paragraph 21 or any related breach of this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper places for filing and maintaining any such action or proceeding shall be in the State of Indiana or Commonwealth of Pennsylvania.

22. Mr. Nick warrants and represents that no other person or entity has any interest in the matters released and that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.

23. Mr. Nick represents and acknowledges that he is not relying and has not relied on any representation or statements made by LFG, with respect to any of the matters released or with regard to his rights or asserted rights in connection therewith. Mr. Nick hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating thereto.

24. Mr. Nick represents and agrees that he shall not communicate the terms of this Agreement and that he will not hereafter disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity for any purpose whatsoever without prior written permission from LFG, except to the extent necessary to Right Management Consultants, Mr. Nick's attorney, tax preparer, accountant, or other financial advisor, or as required by law.

25. LFG hereby releases Mr. Nick of any and all claims, demands, actions, liabilities or indebtedness, whether known or unknown, arising out of his employment and services provided to LFG, excepting, however, claims not known to LFG involving fraud, theft, or misappropriation of LFG property, assets, confidential information or trade secrets or which arise under this Agreement, including, but not limited to, Paragraphs 18, 19, 20 and 21.

26. This Agreement may not be introduced in evidence or relied on by either party in subsequent legal proceedings except only proceedings alleging or arising out of, and seeking redress for breach of the terms hereof.

27. This Agreement shall be binding upon Mr. Nick and upon his heirs, executors, administrators, personal representatives, successors and assigns, and shall inure to the benefit of LFG, and to their respective heirs, administrators, representatives, executors, successors and assigns, as the case may be.

28. This Agreement shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of the State of Indiana. Should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected thereby and they shall retain their full force and effect, and said null, void, inoperative, illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

29. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior negotiations, agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.

                  PLEASE READ CAREFULLY. THIS AGREEMENT, WAIVER
                     AND GENERAL RELEASE INCLUDES A GENERAL
                     RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS


                             AFFIRMATION OF RELEASOR


          I warrant that this Agreement reflects the entire settlement between myself and LFG. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against LFG, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.


Dated:____________________, 1999
                                                               Jeffrey J. Nick



STATE OF ____________               )
                                             ) SS:
COUNTY OF__________                 )


 Subscribed   and   sworn  to   before   me,  a   Notary   Public   in  and  fo
 said   County   and   State,   this  day  of   , 1999.
------------------------------------------------



                                                      Notary Public


My Commission Expires:
County of Residence:

                                ACCEPTANCE OF LFG


          The undersigned accepts the foregoing Agreement on behalf of LFG.


Dated:____________________, 1999
                                            ----------------------------------
                                            Authorized to execute this Agreement
                                            on behalf of Lincoln National
                                            Corporation


STATE OF_____________               )
                                             ) SS:
COUNTY OF __________                )


Subscribed   and   sworn  to   before   me,  a   Notary   Public   in  and  for
said   County   and   State,   this  day  of   , 1999.
------------------------------------------------



                                                      Notary Public


My Commission Expires:
County of Residence:

                                    EXHIBIT A


TO:                C. Suzanne Womack
                   Secretary, Lincoln National Corporation

                   Joanne O. Hutcheson
                   Senior Vice President, Delaware Management Holdings, Inc.

SUBJECT:  Resignation


          Effective __________, 1999, I resign as director and/or officer of all Lincoln National Corporation ("LNC"), Delaware Management Holdings, Inc. ("DMH"), Lincoln National Investment Companies, Inc. ("LNIC") and all of the entities which are controlled directly or indirectly by LNC, DMH or LNIC in which I hold a director or officer position, including, but not limited to the following:

          Chief Executive Officer, President and Director:

                   Lincoln National Investment Companies, Inc.
                   Delaware Management Holdings, Inc.

          Chief Executive Officer, President, Chairman and Director:

                      DMH Corporation
                   Delvoy, Inc.
                   Delaware Management Business Trust
                   Founders Holdings, Inc.

          Chief Executive Officer, Chairman and Director:

                   Delaware Management Company, Inc.
                   Delaware Distributors, Inc.
                   Delaware International Holdings Ltd.
                   Delaware International Advisers Ltd.

          Chief Executive Officer and Chairman:

          Delaware Management Company of Delaware Management Business Trust



          Chairman and Director:

                   Delaware Capital Management, Inc.

          Director:

                   Delaware Service Company, Inc.
                   Retirement Financial Services, Inc.
                   Lynch & Mayer, Inc.
                   Vantage Global Advisors

          Chairman:

                   Delaware Investment Advisers of Delaware Management Business Trust
                   Delaware Distributors, L.P.

          Effective ________________, 1999, I further resign as a director and/or officer of the Lincoln National Income Fund, Inc., Lincoln National Convertible Securities Fund, Inc., and each fund in the Delaware Investment Family of Funds.

          Effective July 1, 1999, I resign my employment with LNIC.


Dated:____________________, 1999
                                                      Jeffrey J. Nick